Exhibit 4.19

DESCRIPTION OF REGISTRANT’S SECURITIES REGISTERED UNDER SECTION 12
OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

The following description sets forth certain material terms and provisions of the common stock of La Rosa Holdings Corp., a Nevada corporation which are registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This description also summarizes relevant provisions of the Nevada Revised Statutes (“NRS”). The following description is a summary and does not purport to be complete. It is subject to, and qualified in its entirety by reference to, the relevant provisions of the NRS, and to our Amended and Restated Articles of Incorporation, as amended, (the “Articles of Incorporation”), and our Bylaws (the “Bylaws”), which are filed as exhibits to the Company’s Annual Report (the “Annual Report”) on Form 10-K for the fiscal year ended December 31, 2025, of which this Exhibit is a part, and are incorporated by reference herein. We encourage you to read the Company’s Articles of Incorporation and the Bylaws, and the relevant provisions of the NRS for additional information. Unless the context requires otherwise, all references to “we,” “us,” “our” and the “Company” in this Exhibit 4.19 refer solely to La Rosa Holdings Corp.

Authorized Capital Stock

Our authorized capital stock presently consists of 2,000,000,000 shares of common stock, par value $0.0001 per share, and 50,000,000 shares of “blank check” preferred stock, par value $0.0001 per share, 2,000 shares of which are designated as “Series X Super Voting Preferred Stock,” 11,000 shares of which are designated as “Series A Convertible Preferred Stock,” 6,000 shares of which are designated as “Series B Convertible Preferred Stock,” 100 shares of which are designated “Series C Convertible Preferred Stock,” and 500 shares of which are designated “Series D Convertible Preferred Stock”.

Common Stock

Voting

Holders of shares of the common stock are entitled to one vote for each share held of record on matters properly submitted to a vote of our stockholders. Stockholders are not entitled to vote cumulatively for the election of directors.

Dividends

Subject to the dividend rights of the holders of any outstanding series of preferred stock, holders of shares of common stock will be entitled to receive ratably such dividends, if any, when, as, and if declared by our Board of Directors (“Board”) out of the Company’s assets or funds legally available for such dividends or distributions.

Liquidation and Distribution

In the event of any liquidation, dissolution, or winding up of the Company’s affairs, holders of the common stock would be entitled to share ratably in the Company’s assets that are legally available for distribution to its stockholders. If the Company has any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution preferences, liquidation preferences, or both. In such case, the Company must pay the applicable distributions to the holders of its preferred stock before it may pay distributions to the holders of common stock.

Conversion, Redemption, and Preemptive Rights

Holders of the common stock have no preemptive, subscription, redemption or conversion rights.

Sinking Fund Provisions

There are no sinking fund provisions applicable to the common stock.

PREFERRED STOCK

Series X Super Voting Preferred Stock

On July 29, 2021, we filed an Amended and Restated Articles of Incorporation with the Secretary of State of Nevada authorizing 50,000,000 shares of “blank check” preferred stock and designating 2,000 shares of the authorized preferred stock as “Series X Super Voting Preferred Stock” and issued 100% of the Super X Super Voting Preferred Stock to Mr. Joseph La Rosa, our Chief Executive Officer, President and Chairman, 1,800 of which remain outstanding.

The holder of our Series X Super Voting Preferred Stock is entitled to the following rights:

●	Voting Rights. Each share of our Series X Super Voting Preferred Stock entitles its holder to 10,000 votes per share and votes with our common stock as a single class on all matters to be voted or consented upon by the stockholders.

●	Conversion The Series X Super Voting Preferred Stock is not convertible into common stock or any other securities of the Company.

●	Dividend Rights. The holders of our Series X Super Voting Preferred Stock are not entitled to any dividend rights or to participate in dividends paid on the Company’s common stock.

●	Liquidation Rights. The holders of the Series X Super Voting Preferred Stock are not entitled to any liquidation preference.

Series A Convertible Preferred Stock

On February 13, 2023, the Company filed with the Secretary of State of Nevada a Certificate of Designations, Preferences and Rights of the Company’s Series A Convertible Preferred Stock (“Series A Preferred Stock”), designating 11,000 shares of the authorized preferred stock as the “Series A Convertible Preferred Stock.” All shares of Series A Preferred Stock were automatically convertible into shares of the Company’s common stock on the closing date of the Company’s initial public offering (the “IPO”). The Company previously issued 3,436 shares of Series A Preferred Stock, all of which automatically converted into the common stock of the Company upon the closing of the IPO. As of the date of the Annual Report, none of Series A Convertible Preferred Stock are outstanding.

Series B Convertible Preferred Stock

No Dividends; Voting Rights

The Series B Convertible Preferred Stock (“Series B Preferred Stock”) bears no dividends.

Holders of shares of Series B Preferred Stock are entitled to vote with the holders of outstanding shares of common stock of the Company, voting together as a single class, with respect to any and all matters presented to the stockholders of the Company for their action or consideration (whether at a meeting or stockholders of the Company, by written action of stockholders in lieu of a meeting or otherwise). In any such vote, each share of Series B Preferred Stock will be entitled to a number of votes equal to the lesser of (a) the number of shares of common stock into which such shares of Series B Preferred Stock are convertible as of the record date for such vote or written consent or, if there is no specified record date, as of the date of such vote or written consent and (b) 4.99% of the shares of the Company’s common stock outstanding immediately after giving effect to such a conversion (the “Maximum Percentage”).

Conversion Rights

Subject to the Maximum Percentage, holders of outstanding shares of Series B Preferred Stock are entitled to convert any portion of the outstanding and unpaid Series B Conversion Amount (as hereinafter defined) thereof into shares of common stock at the Conversion Rate (as hereinafter defined). For such purpose: (i) “Series B Conversion Amount” means the stated value thereof and any other unpaid amounts owed to such holder(s) under the Exchange Documents (as defined in the Exchange Agreement); (ii) “Series B Conversion Rate” means the amount determined by dividing (x) such Series B Conversion Amount by (y) the Series B Conversion Price; and (iii) “Series B Conversion Price”, as of any date of determination and subject to adjustment as provided therein (if any), at the option of the converting holder(s), either: (A) $0.25 per share (subject to adjustment), or (B) the “Series B Alternate Conversion Price”. As used in this paragraph, “Series B Alternate Conversion Price” means the lower of (x) the “Floor Price” of $0.082 (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and similar events) and (y) 95% of the lowest VWAP (as defined in the Certificate of Designation of Rights and Preferences of the Company’s Series B Convertible Preferred Stock, or Series B Certificate of Designation) of the common stock during the seven (7) consecutive trading day period ending and including the trading day immediately preceding the delivery or deemed delivery of the applicable conversion notice. In the event the holder elects to convert the Series B Preferred Stock at the Series B Alternate Conversion Price, the Series B Conversion Amount shall be multiplied by (i) if in connection with a Change of Control (as defined in the Series B Certificate of Designation, 105% or (ii) otherwise, 125%,

A holder of Series B Preferred Stock will not have the right to convert any portion of their shares thereof to the extent that, after giving effect to such conversion, the holder (together with its affiliates) would beneficially own in excess of the Maximum Percentage. Such Maximum Percentage may be raised or lowered to any other percentage not in excess of 9.99%, at the option of the holder upon 61 days’ prior written notice to the Company.

Subject to certain exceptions outlined in the Series B Certificate of Designation, including, but not limited to, equity issuances in connection with its equity incentive plan and certain strategic acquisitions, if the Company sells, enters into an agreement to sell, or grants any option to purchase, or sells, enters into an agreement to sell, or otherwise disposes of or issues (or announces any offer, sale, grant or any option to purchase or other disposition) any shares of common stock or any other securities that are at any time convertible into, or exercisable or exchangeable for, or otherwise entitle the holder thereof to receive, common stock, at an effective price per share less than the Series B Conversion Price of the Series B Preferred Stock then in effect, the Series B Conversion Price of the Series B Preferred Stock will be reduced to equal the effective price per share in such dilutive issuance.

Company Optional Redemption Rights

Under the Series B Certificate of Designation, the Company has the right to redeem all, but not less than all, of the then outstanding shares of Series B Preferred Stock at a price equal to the greater of (i) the Series B Conversion Amount being redeemed and (ii) the product of (1) the Series B Conversion Rate with respect to the Series B Conversion Amount being redeemed multiplied by (2) the greatest Closing Sale Price (as defined therein) of the common stock on any trading day during the period commencing on the date immediately preceding the date of the Company’s notice to the holder(s) of Series B Preferred Stock of such redemption and ending on the trading day immediately prior to the date the Company makes the entire redemption payment required to be made under the Series B Certificate of Designation.

Series C Convertible Preferred Stock

No Dividends; Voting Rights

The Series C Convertible Preferred Stock (“Series C Preferred Stock”) bears no dividends. The Series C Preferred Stock has no voting rights except as required by Nevada law and except if the Company proposes to: (a) amend or repeal any provision of, or add any provision to, its articles of incorporation (the “Series C Certificate of Incorporation”) or bylaws, or file any certificate of designations or articles of amendment of any series of shares of preferred stock, if such action would adversely alter or change in any respect the preferences, rights, privileges or powers, or restrictions provided for the benefit of the Series C Preferred Stock, regardless of whether any such action shall be by means of amendment to the Series C Certificate of Incorporation or by merger, consolidation or otherwise; (b) increase or decrease (other than by conversion) the authorized number of shares of Series C Convertible Preferred Stock; (c) create or authorize (by reclassification or otherwise) any new class or series of Senior Preferred Stock or Parity Stock (as each term is defined in the Series C Certificate of Designation of Rights and Preferences of the Company’s Series C Convertible Preferred Stock, or Series C Certificate of Designation); (d) purchase, repurchase or redeem any shares of Junior Stock (as defined in the Series C Certificate of Designation) (other than pursuant to the terms of the Company’s equity incentive plans and options and other equity awards granted under such plans (that have in good faith been approved by the Company’s board of directors)); (e) pay dividends or make any other distribution on any shares of any Junior Stock; (f) issue any additional shares of Series C Preferred Stock; or (g) whether or not prohibited by the terms of the Series C Preferred Stock, circumvent a right of such shares under the Series C Certificate of Designation.

Conversion Rights

Subject to the Maximum Percentage, holders of outstanding shares of Series C Preferred Stock are entitled to convert any portion of the outstanding and unpaid Series C Conversion Amount (as hereinafter defined) thereof into shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) at the Series C Conversion Rate (as hereinafter defined). For such purpose: (i) “Series C Conversion Amount” means the stated value thereof and any other unpaid amounts owed to such holder(s) under the Transaction Documents (as defined in the securities purchase agreement between the Company and accredited investor, as of March 4, 2026); (ii) “Series C Conversion Rate” means the amount determined by dividing (x) such Series C Conversion Amount by (y) the Series C Conversion Price; and (iii) “Series C Conversion Price”, as of any date of determination and subject to adjustment as provided therein (if any), at the option of the converting holder(s), either: (A) $1.176 per share (subject to adjustment), or (B) the “Series C Alternate Conversion Price”. As used herein, “Series C Alternate Conversion Price” means the lowest of (i) the applicable Series C Conversion Price as in effect on the applicable Series C Conversion Date of the applicable Series C Alternate Conversion, and (ii) the greater of (x) the “Series C Floor Price” of $0.196 (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and similar events) and (y) 90% of the lowest VWAP (as defined in the Series C Certificate of Designation) of the common stock during the ten (10) consecutive trading day period ending and including the trading day immediately preceding the delivery or deemed delivery of the applicable conversion notice. In the event the holder elects to convert the Series C Preferred Stock at the Series C Alternate Conversion Price, the Series C Conversion Amount shall be multiplied by (i) if in connection with a Change of Control (as defined in the Series C Certificate of Designation), 105% or (ii) otherwise, 125%.

A holder of Series C Preferred Stock shall not have the right to convert any portion of their Series C Preferred Stock to the extent that, after giving effect to such conversion, the holder (together with its affiliates) would beneficially own in excess of 9.99% (the “Maximum Percentage”).

Subject to certain exceptions outlined in the Series C Certificate of Designation, including, but not limited to, equity issuances in connection with its equity incentive plan and certain strategic acquisitions, if the Company sells, enters into an agreement to sell, or grants any option to purchase, or sells, enters into an agreement to sell, or otherwise disposes of or issues (or announces any offer, sale, grant or any option to purchase or other disposition) any shares of common stock or any other securities that are at any time convertible into, or exercisable or exchangeable for, or otherwise entitle the holder thereof to receive, common stock, at an effective price per share less than the Series C Conversion Price of the Series C Preferred Stock then in effect, the Conversion Price of the Series C Preferred Stock will be reduced to equal the effective price per share in such dilutive issuance.

Company Optional Redemption Rights

Under the Series C Certificate of Designation, the Company has the right to redeem all, but not less than all, of the then outstanding shares of Series C Preferred Stock at a price equal to the greater of (i) the Series C Conversion Amount being redeemed and (ii) the product of (1) the Series C Conversion Rate with respect to the Series C Conversion Amount being redeemed multiplied by (2) the greatest Closing Sale Price (as defined therein) of the Common Stock on any trading day during the period commencing on the date immediately preceding the date of the Company’s notice to the holder(s) of Series C Preferred Stock of such redemption and ending on the trading day immediately prior to the date the Company makes the entire redemption payment required to be made under the Series C Certificate of Designation.

Series D Preferred Stock

No Dividends; Voting Rights

The Series D Preferred Stock (“Series D Preferred Stock”) bears no dividends. The Series D Preferred Stock has no voting rights except as required by Nevada law and except if the Company proposes to: (a) amend or repeal any provision of, or add any provision to, its articles of incorporation (the “Series D Certificate of Incorporation”) or bylaws, or file any certificate of designations or articles of amendment of any series of shares of preferred stock, if such action would adversely alter or change in any respect the preferences, rights, privileges or powers, or restrictions provided for the benefit of the Series D Preferred Stock, regardless of whether any such action shall be by means of amendment to the Series D Certificate of Incorporation or by merger, consolidation or otherwise; (b) increase or decrease (other than by conversion) the authorized number of shares of Series D Convertible Preferred Stock; (c) create or authorize (by reclassification or otherwise) any new class or series of Senior Preferred Stock or Parity Stock (as each term is defined in the Certificate of Designation, or Series D Certificate of Designation); (d) purchase, repurchase or redeem any shares of Junior Stock (as defined in the Series D Certificate of Designation) (other than pursuant to the terms of the Company’s equity incentive plans and options and other equity awards granted under such plans (that have in good faith been approved by the Company’s board of directors)); (e) pay dividends or make any other distribution on any shares of any Junior Stock; (f) issue any additional shares of Series D Preferred Stock; or (g) whether or not prohibited by the terms of the Series D Preferred Stock, circumvent a right of such shares under the Series D Certificate of Designation.

Conversion Rights

Subject to the Maximum Percentage, holders of outstanding shares of Series D Preferred Stock are entitled to convert any portion of the outstanding and unpaid Series D Conversion Amount (as hereinafter defined) thereof into shares of the Company’s Company Stock at the Series D Conversion Rate (as hereinafter defined). For such purpose: (i) “Series D Conversion Amount” means the stated value thereof and any other unpaid amounts owed to such holder(s) under the Transaction Documents (as defined in the securities purchase agreement, between the Company and an institutional investor, as of May 27, 2026; (ii) “Series D Conversion Rate” means the amount determined by dividing (x) such Series D Conversion Amount by (y) the Series D Conversion Price; and (iii) “Series D Conversion Price”, as of any date of determination and subject to adjustment as provided therein (if any), at the option of the converting holder(s), either: (A) $1.58 (subject to adjustment), or (B) the “Series D Alternate Conversion Price”. As used herein, “Series D Alternate Conversion Price” means the lowest of (i) the applicable Series D Conversion Price as in effect on the applicable Series D Conversion Date of the applicable Series D Alternate Conversion, and (ii) the greater of (x) the “Series D Floor Price” of $0.26 (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and similar events) and (y) 90% of the lowest VWAP (as defined in the Series D Certificate of Designation) of the Common Stock during the ten (10) consecutive trading day period ending and including the trading day immediately preceding the delivery or deemed delivery of the applicable conversion notice. In the event the holder elects to convert the Series D Preferred Stock at the Series D Alternate Conversion Price, the Series D Conversion Amount shall be multiplied by (i) if in connection with a Change of Control (as defined in the Series D Certificate of Designation), 105% or (ii) otherwise, 125%.

A holder of Series D Preferred Stock shall not have the right to convert any portion of their Series D Preferred Stock to the extent that, after giving effect to such conversion, the holder (together with its affiliates) would beneficially own in excess of 9.99%.

Subject to certain exceptions outlined in the Series D Certificate of Designation, including, but not limited to, equity issuances in connection with its equity incentive plan and certain strategic acquisitions, if the Company sells, enters into an agreement to sell, or grants any option to purchase, or sells, enters into an agreement to sell, or otherwise disposes of or issues (or announces any offer, sale, grant or any option to purchase or other disposition) any shares of Common Stock or any other securities that are at any time convertible into, or exercisable or exchangeable for, or otherwise entitle the holder thereof to receive, Common Stock, at an effective price per share less than the Series D Conversion Price of the Series D Preferred Stock then in effect, the Series D Conversion Price of the Series D Preferred Stock will be reduced to equal the effective price per share in such dilutive issuance.

Company Optional Redemption Rights

Under the Series D Certificate of Designation, the Company has the right to redeem all, but not less than all, of the then outstanding shares of Series D Preferred Stock at a price equal to the greater of (i) the Series D Conversion Amount being redeemed and (ii) the product of (1) the Series D Conversion Rate with respect to the Series D Conversion Amount being redeemed multiplied by (2) the greatest Closing Sale Price (as defined therein) of the Common Stock on any trading day during the period commencing on the date immediately preceding the date of the Company’s notice to the holder(s) of Series D Preferred Stock of such redemption and ending on the trading day immediately prior to the date the Company makes the entire redemption payment required to be made under the Series D Certificate of Designation.

Listing

Our common stock is listed on The Nasdaq Capital Market under the symbols “LRHC”, respectively.

Transfer Agent and Registrar

Our transfer agent and registrar for all securities registered under Section 12 of the Exchange Act is Vstock Transfer, LLC located at 18 Lafayette Place, Woodmere, NY 11598. Their telephone number is (212) 828-8436.

Anti-Takeover Effects of Nevada Law and the Articles of Incorporation and Bylaws

Certain provisions of the Articles of Incorporation and Bylaws, and certain provisions of the NRS could make our acquisition by a third party, a change in our incumbent management, or a similar change of control more difficult. These provisions, which are summarized below, are likely to reduce our vulnerability to an unsolicited proposal for the restructuring or sale of all or substantially all of our assets or an unsolicited takeover attempt. The summary of the provisions set forth below does not purport to be complete and is qualified in its entirety by reference to the Articles of Incorporation and the Bylaws and the relevant provisions of the NRS.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock are available for future issuance. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Our authorized capital includes “blank check.” Our Board has the authority to issue preferred stock in one or more class or series and determine the price, designation, rights, preferences, privileges, restrictions and conditions, including voting and dividend rights, of those shares without any further vote or action by stockholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. The issuance of additional preferred stock, while providing desirable flexibility in connection with possible financings and acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of the voting power of our outstanding voting securities, which could deprive our holders of common stock of a premium that they might otherwise realize in connection with a proposed acquisition of our Company.

Action by Written Consent

Our Bylaws provide that any action required or permitted by law, the Articles of Incorporation, or Bylaws to be taken at a meeting of the stockholders of the Company may be taken without a meeting if a consent or consents in writing, setting forth the action so taken, shall be signed by stockholders holding at least a majority of the voting power; provided that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required.

Advance Notice Requirements

Stockholders wishing to nominate persons for election to our Board at a meeting or to propose any business to be considered by our stockholders at a meeting must comply with certain advance notice and other requirements set forth in our Bylaws and Rule 14a-8 of the Exchange Act.

Special Meetings

Our Bylaws provide that special meetings of stockholders may be called for any purpose or purposes by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer, (iii) Board of Directors pursuant to a resolution adopted by directors representing a quorum of the Board of Directors, or (iv) the holders of shares entitled to cast not less than 33 1/3% of the votes at the meeting. Business transacted at all special meetings shall be confined to the purposes stated in the notice of the meeting.

Board Vacancies

Our Bylaws provide that any vacancy on our Board, howsoever resulting, shall be filled only by the affirmative vote of a majority of the remaining directors, unless the Board determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders.

Removal of Directors

Our Bylaws provide that any director may be removed either for or without cause at any special meeting of stockholders by the affirmative vote of at least two-thirds of the voting power of the issued and outstanding stock entitled to vote; provided, however, that notice of intention to act upon such matter shall have been given in the notice calling such meeting.

Right to Alter, Amend or Repeal Bylaws

Our Bylaws provide that they may be altered, amended or repealed at any meeting of the Board at which a quorum is present, by the affirmative vote of a majority of the directors present at such meeting.

Indemnification of Officers and Directors and Insurance

Our Bylaws provide for limitation of liability of our directors and for indemnification of our directors and officers to the fullest extent permitted under Nevada law. Our directors and officers may be liable for a breach or failure to perform their duties in accordance with Nevada law only if their breach or failure to perform constitutes gross negligence, willful misconduct or intentional harm on our Company or our stockholders. Our directors may not be personally liable for monetary damages for action taken or failure to take action as a director except in specific instances established by Nevada law.

In accordance with Nevada law, we may generally indemnify a director or officer against liability incurred in a proceeding if he or she acted in good faith, and believed that his or her conduct was in our best interest and that he or she had no reason to believe his or her conduct was unlawful. We may not indemnify a director or officer if the person was adjudged liable to us or in the event it is adjudicated that the director or officer received an improper personal benefit.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the U.S. Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Nevada Anti-Takeover Statutes

The NRS contains provisions restricting the ability of a Nevada corporation to engage in business combinations with an interested stockholder. Under the NRS, except under certain circumstances, business combinations with interested stockholders are not permitted for a period of two years following the date such stockholder becomes an interested stockholder. The NRS defines an interested stockholder, generally, as a person who is the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of a Nevada corporation. In addition, the NRS generally disallows the exercise of voting rights with respect to “control shares” of an “issuing corporation” held by an “acquiring person,” unless such voting rights are conferred by a majority vote of the disinterested stockholders as a special or annual meeting. “Control shares” are those outstanding voting shares of an issuing corporation which an acquiring person and those persons acting in association with an acquiring person (i) acquire or offer to acquire in an acquisition of a controlling interest and (ii) acquire within 90 days immediately preceding the date when the acquiring person became an acquiring person. An “issuing corporation” is a corporation organized in Nevada which has two hundred or more stockholders, at least one hundred of whom are stockholders of record and residents of Nevada, and which does business in Nevada directly or through an affiliated corporation. The NRS also permits directors to resist a change or potential change in control of the corporation if the directors determine that the change or potential change is opposed to or not in the best interest of the corporation.